UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (Amendment No. )

                               Mitek Systems Inc.
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                                (Name of Issuer)

                                  COMMON STOCK
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                         (Title of Class of Securities)

                                    606710200
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                                 (CUSIP Number)

                                December 31, 2005
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     |X|     Rule  13d-1(b)
     |_|     Rule  13d-1(c)
     |_|     Rule  13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 606710200
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1)     Names of Reporting Persons.
       I.R.S. Identification Nos. of Above Persons (entities only)
       White Pine Capital, LLC
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2)     Check the Appropriate Box if a Member of a Group               (a) [ ]
       (See Instructions)                                             (b) [ ]
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3)     SEC Use Only
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4)     Citizenship or Place of Organization
       Delaware
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     Number of Shares       5)     Sole Voting Power 984,900
     Beneficially           ----------------------------------------------------
     Owned by Each          6)     Shared Voting Power
     Reporting              ----------------------------------------------------
     Person With            7)     Sole Dispositive Power 984,900
                            ----------------------------------------------------
                            8)     Shared Dispositive Power
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9)     Aggregate Amount Beneficially Owned by Each Reporting Person
       984,900 shares
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10)    Check if the Aggregate Amount in Row (9) Excludes
       Certain Shares (See Instructions)                                 [  ]
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11)    Percent of Class Represented by Amount in Item 9
       6.6%
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12)    Type of Reporting Person (See Instructions)
       IA
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ITEM 1.

(A) NAME OF ISSUER Mitek Systems Inc.

(B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

Business Address
14145 DANIELSON ST SUITE B
POWAY CA 92064
858-513-4600

Mailing Address
10700 CARROLL CANYON RD
SAN DIEGO CA 92131

ITEM  2.

(A) NAME OF PERSON FILING White Pine Capital, LLC

(B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR IF NONE, RESIDENCE
    60 South 6th Street, Suite 2530  Minneapolis, MN 55402

(C) CITIZENSHIP Delaware

(D) TITLE OF CLASS OF SECURITIES
    Common Stock

(E) CUSIP NUMBER 606710200

ITEM 3.

     If this statement is filed pursuant to rule 240.13d- 1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

     (a)  |_| Broker or dealer registered under section 15 of the Act (15 U.S.C.
          78o).

     (b)  |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  |X| An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E).

     (f) |_| An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F).

     (g) |_| A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G)

     (h) |_| A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

     (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

     (j)  |_| Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a) Amount beneficially owned: 984,900 shares

     (b) Percent of class: 6.6%

     (c) Number of shares as to which the person has:

     (i) Sole power to vote or to direct the vote: 984,900

     (ii) Shared power to vote or to direct the vote:

     (iii) Sole power to dispose or to direct the disposition of: 984,900

     (iv) Shared power to dispose or to direct the disposition of:

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

N/A

ITEM 10. CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    2/6/06
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                                                     Date

                                            /s/ Michael S. Wallace
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                                                   Signature

                                         Michael S. Wallace, Principal
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                                                  Name/Title